EXHIBIT 99.1

For Immediate Release Contact: Wayne Moor (561) 447-5308

BOCA RESORTS, INC. REPORTS FISCAL THIRD QUARTER RESULTS

     Boca Raton, Florida (May 13, 2003) – Boca Resorts, Inc. (NYSE:RST), an owner and operator of luxury resorts in Florida, reported net income of $15.0 million, or $0.38 per diluted share, for the three months ended March 31, 2003, compared to net income of $16.1 million, or $0.40 per diluted share, for the three months ended March 31, 2002. Net income totaled $5.6 million, or $0.14 per diluted share, for the nine months ended March 31, 2003, compared to net income of $25.6 million, or $0.63 per diluted share, for the nine months ended March 31, 2002. Net income for the prior year nine-month period included a non-recurring gain on the disposition of the Company’s entertainment and sports businesses totaling $23.7 million, or $0.59 per diluted share. Income from continuing operations for the nine months ended March 31, 2002 (which excludes such non-recurring gain) totaled $1.8 million, or $0.05 per share. Additional details relating to the comparative operating results for the three and nine month periods ended March 31 are set forth below.

QUARTERLY COMPARISON TO PRIOR YEAR

     The Company’s properties have generally experienced greater revenue and earnings in the third quarter of the fiscal year ended June 30 due to increased occupancy and room rates during the winter months. Historically, approximately 16%, 25%, 35% and 24% of annual revenue has been derived during the first, second, third and fourth fiscal quarters, respectively. Accordingly, the results of operations for the three and nine months ended March 31 are not necessarily indicative of the results to be expected for the full fiscal year.

     Leisure and recreation revenue totaled $100.3 million and $100.0 million for the three months ended March 31, 2003 and 2002, respectively. The slight increase in revenue was primarily the result of improvements in room revenue per available room and total revenue per available room at the Company’s Boca Raton property. Business at the Company’s Naples properties was disrupted by comprehensive room renovations at both the Registry Resort and Edgewater Beach Hotel during the recently concluded three-month period. Renovation projects at these properties were completed in late January 2003. Despite the disruptions, the decrease in aggregate resort portfolio occupancy was marginal. For the three months ended March 31, 2003, occupancy was 76.0%, compared to 77.8% for the comparable prior year period, while the average daily rate charged at the Company’s resorts increased slightly to $284.04 for the recently concluded three-month period, up from $282.46 for the comparable prior year quarter.

     Total operating expenses were $70.5 million and $67.2 million for the three months ended March 31, 2003 and 2002, respectively. The increase in operating expenses was partially the result of higher energy and insurance costs during the recently concluded three-month period. Additionally, depreciation expense increased by $1.5 million during the three months ended March 31, 2003, following the completion of several capital projects at the Company’s resorts.

     Interest expense totaled $5.4 million for the three months ended March 31, 2003, down from $6.0 million for the three months ended March 31, 2002. The decrease in interest expense during the three months ended March 31, 2003 versus the three months ended March 31, 2002 was primarily the result of a reduction in the Company’s average outstanding 9.875% senior subordinated notes payable due to the repurchase of notes.

     A provision for income taxes was recorded totaling $9.4 million, or 38.5% of pretax income from continuing operations, and $10.7 million, or 40% of pretax income from continuing operations, for the three months ended March 31, 2003 and 2002, respectively. The Company revised its estimated effective state income tax rate applicable to future periods to reflect the Company’s current businesses, which are located entirely in Florida.

YEAR TO DATE COMPARISON TO PRIOR YEAR

     Leisure and recreation revenue totaled $213.6 million and $197.3 million for the nine months ended March 31, 2003 and 2002, respectively. The $16.3 million increase in revenue was primarily the result of a strong financial performance at the Boca Raton Resort & Club which yielded period over period advances in occupancy, average daily rate and ancillary (non-room) customer spending. Despite the weak economy, the Boca Raton Resort & Club’s business has increased following the September 11, 2001 tragedy. However, the Company is experiencing a slower recovery at its other properties. Aggregate resort portfolio occupancy increased to 61.7% for the nine months ended March 31, 2003, compared to 60.1% for the comparable prior year period, while the average daily rate charged at the Company’s resorts increased to $220.08 for the recently concluded nine-month period, up from $216.04 for the prior year nine-month period.

     Total operating expenses were $188.1 million and $177.1 million for the nine months ended March 31, 2003 and 2002, respectively. The aggregate cost of leisure and recreation services and S,G&A increased $9.2 million during the nine months ended March 31, 2003, compared to the nine months ended March 31, 2002, but decreased as a percent of revenue to 75% from 76%. As previously indicated, the current quarter figures reflect higher energy and insurance costs than during the comparable prior year period. However, cost of leisure and recreation services and S,G&A as a percent of revenue was disproportionately high during the prior year nine-month period due to the decrease in revenue following the September 11, 2001 terrorist attacks. The increase in depreciation expense for the nine months ended March 31, 2003 following the completion of several capital projects at the Company’s resorts was partially offset by a reduction in the loss on early retirement of debt relating to the repurchase of 9.875% senior subordinated notes. The loss represents the non-cash charge-off of a pro rata portion of the debt issuance costs previously capitalized when the notes were issued, together with the premium paid to repurchase the notes. The Company repurchased $2.8 million and $57.0 million principal amount of notes during the nine months ended March 31, 2003 and 2002, respectively.

     Interest expense totaled $16.4 million for the nine months ended March 31, 2003, compared to $18.1 million for the nine months ended March 31, 2002. Fluctuations in the amount of interest capitalized on projects under construction during the periods presented were partially offset by the fluctuations in interest expense resulting from changes in the average outstanding indebtedness during the periods.

     A provision for income taxes was recorded totaling $3.5 million, or 38.5% of pretax income from continuing operations, and $1.2 million, or 40% of pretax income from continuing operations, for the nine months ended March 31, 2003 and 2002, respectively.

     The Company recognized a non-recurring gain on the disposition of the its entertainment and sports business totaling $23.7 million, or $0.59 per diluted share, during the nine months ended March 31, 2002.

BALANCE SHEET DATA

     At March 31, 2003, the Company had cash and cash equivalents of $16.1 million and indebtedness totaling $216.5 million. The Company also maintains a revolving credit line, which expires in October 2003, that represents an additional and immediate potential source of liquidity. As of March 31, 2003, the Company had $26.2 million outstanding under the credit facility and was eligible to borrow up to an additional $60.8 million.

CAPITAL ENHANCEMENT UPDATE

     Capital enhancements totaled $42.6 million during the nine months ended March 31, 2003. At the Registry Resort, 395 tower rooms underwent a comprehensive renovation, which included five fixture bathrooms and all new case and soft goods. At the Edgewater Beach Hotel, the Company completed a renovation of nearly half of its guestrooms in December 2001 and completed a comprehensive renovation of most of the remaining guestrooms in January 2003. The Bahia Mar Resort and Yachting Center is also undergoing a marina renovation, which includes the reconfiguration of the existing boat slips. This extensive marina renovation will result in a state-of-the art yachting center with 242 reconfigured boat slips, sized to accommodate larger yachts ranging from 80 feet to 200+ feet, without reducing the linear rentable feet.

     David S. Feder, President and Chief Operating Officer of Boca Resorts, Inc. commented, “We are pleased with our operating performance for the recently completed three-month period in spite of the difficult operating environment characterized by economic weakness, the war in Iraq and increased terror threat levels. While we achieved a modest increase in revenue during the three months ended March 31, 2003, operating income was subject to continued energy and insurance cost pressures. Nonetheless, we are optimistic that these costs are beginning to stabilize and that travel patterns will normalize as post-war efforts conclude and improvements in the economy occur. While we are also cautiously optimistic that our fiscal fourth quarter results will approach the same level as the prior year, current business dynamics present us with challenges in predicting these results. Accordingly, we will be reducing our previous guidance for the fiscal fourth quarter during our conference call tomorrow. Even so, our balance sheet is solid and our resort portfolio is well positioned following the completion of several major capital enhancements.”

     Boca Resorts, Inc. owns luxury resort properties and golf courses in Florida. The Company’s Florida resort and golf portfolio includes the Boca Raton Resort & Club in Boca Raton; the Registry Resort at Pelican Bay, the Edgewater Beach Hotel and Naples Grande Golf Club in Naples; and the Hyatt Regency Pier 66 Resort and Marina, the Radisson Bahia Mar Resort and Yachting Center and Grande Oaks Golf Club in Fort Lauderdale.

     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Boca Resorts, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

- tables to follow -

BOCA RESORTS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended March 31
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Leisure and recreation revenue	$100,277	$99,988	$213,615	$197,290
Operating expenses:
Cost of leisure and recreation services	37,802	37,091	95,859	89,029
Selling, general and administrative expenses	22,576	21,479	63,978	61,627
Depreciation	10,073	8,615	28,093	24,843
Loss on early retirement of debt	—	—	149	1,613

Total operating expenses	70,451	67,185	188,079	177,112

Operating income	29,826	32,803	25,536	20,178
Interest and other income	39	50	78	1,034
Interest expense	(5,407)	(6,026)	(16,447)	(18,138)

Income from continuing operations before income taxes	24,458	26,827	9,167	3,074
Provision for income taxes	9,416	10,731	3,529	1,230

Income from continuing operations	15,042	16,096	5,638	1,844
Gain on disposition of discontinued operations, net of income taxes	—	—	—	23,728

Net income	$15,042	$16,096	$5,638	$25,572

Income per share from continuing operations	$0.38	$0.40	$0.14	$0.05
Income per share from discontinued operations	—	—	—	0.60

Net income per share – basic	$0.38	$0.40	$0.14	$0.64

Shares used in computing net income per share – basic	39,209	39,749	39,367	39,798

Income per share from continuing operations	$0.38	$0.40	$0.14	$0.05
Income per share from discontinued operations	—	—	—	0.59

Net income per share – diluted	$0.38	$0.40	$0.14	$0.63

Shares used in computing net income per share – diluted	39,563	40,656	39,907	40,557

BOCA RESORTS, INC.
UNAUDITED OPERATING DATA
For the Three and Nine Months Ended March 31

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Available room nights	208,530	205,266	634,858	617,242
Occupancy %	76.0%	77.8%	61.7%	60.1%
Average daily rate	$284.04	$282.46	$220.08	$216.04
Room revenue per available room	$215.77	$219.76	$135.83	$129.85
Total revenue per available room	$480.87	$487.11	$336.48	$319.64

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